UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 9, 2007

GEMINI EXPLORATIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-136859

(Commission File Number)

N/A

(IRS Employer Identification No.)

Suite 103, 240-11th Avenue SW, Calgary, Alberta Canada T2R 0C3

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 403.697.4877

11630 – 99th Avenue, Surrey, British Columbia, Canada V3V 2M1

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 9, 2007, we entered into a mining acquisition agreement with Minera Primecap S.A. whereby we acquired a 100% undivided interest in and to exploitation license number 17486 located in the municipality of Los Andes, Sotomayor, Nariño, Columbia.

In consideration for the interest, we agreed to pay to Minera Primecap S.A. $150,000, $100,00 of which has been paid and the balance of $50,000 is to be provided within 90 days of February 9, 2007, and the issuance of 2,500,000 shares of common stock of our company.

Our company will be the operator of the property.

CW1067958.1

Item 5.02         Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 14, 2007 Suheil Salameh resigned as our President, Secretary, Treasurer and a director of our company and we appointed Michel Hill, one of our current directors, as our President, Secretary and Treasurer.

On February 14, 2007, we appointed Oscar Fernandez a director of our company.

Michael Hill

Mr. Hill has over twenty years of experience in venture capital finance, investment banking and business development in North America, Europe and South America. Mr. Hill has extensive involvement in the initial start up and secondary funding of both private and public companies in a variety of sectors including: mining exploration, oil and gas, cable and media, technology and biotechnology. He has successfully completed and participated in transactions ranging up to $250,000,000 and has been an intricate participant in numerous merger and acquisition strategies. Mr. Hill began his investment career in 1987 at Burns Fry Ltd. and worked at Scotia McLeod, Majendie Charlton and Research Capital Ltd.

In 2002, Mr. Hill left Research Capital and started his own finance and consulting company. Since that time, Mr. Hill has been active in private and public companies operating in California, British Columbia and Colombia South America.

For the past year, Mr. Hill has consulted and worked on his third South American mining exploration and development project. From 1994 to 1996 he worked closely with Minera Andes Inc. to fund and develop their mining exploration program in Argentina. Mr. Hill went on to finance a gold and copper exploration company in Brazil from 1996 thru 1999 that continues today as a private company. Mr. Hill’s current focus is to explore and develop precious metal deposits in Colombia and bring them forward to the public market place.

Oscar Fernandez

Mr. Oscar Fernandez is a Colombian citizen residing in Medellin, Colombia. Mr. Fernandez attended Jorge Robledo University and Louisiana State University graduating in 1979 from the International Trade and Finance faculty with a degree in International Finance. In 1980 Mr. Fernandez worked with the Irving Trust Co. of New York and then moved to Banco Comercial Antioqueno where he spent the next 14 years in management and executive roles with specific experience as both International Division Manager and International Vice President overseeing international banking operations.

Mr. Fernandez and his family have extensive agricultural, cattle and timber holdings throughout Colombia where he spent the past 14 years in his role as General Manager.

Mr. Fernandez is the President of the board of directors of the Regional Timber Growers Association for Colombia and Board President for the Instituto de Capacitacion Los Alamos an institution dedicated to helping persons with mental disabilities.

Mr. Fernandez brings a wealth of Colombian business knowledge and contacts to his position as director  and board member of Gemini Explorations, Inc.

Family Relationships

There are no family relationships with Mr. Fernandez, Mr. Hill and any of our other directors.

Certain Related Transactions and Relationships

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, Mr. Fernandez and Mr. Hill have had or will have a direct or indirect material interest.

Item 9.01.	Financial Statements and Exhibits.
10.1	Mining Acquisition Agreement dated February 9, 2007 with Minera Primecap S.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEMINI EXPLORATIONS, INC.

/s/ Michael Hill

Michael Hill

President, Secretary, Treasurer and Director

Date: February 28, 2007